Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-251191) pertaining to the Pre-IPO Share Incentive Plan, 2020 Equity Incentive Plan, Management Share Incentive Plan, Employee Share Incentive Plan No. 1 and Employee Share Incentive Plan No. 2 of Burning Rock Biotech Limited of our reports dated April 29, 2022, with respect to the consolidated financial statements of Burning Rock Biotech Limited, and the effectiveness of internal control over financial reporting of Burning Rock Biotech Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young Hua Ming LLP

Guangzhou, the People’s Republic of China

April 29, 2022